Exhibit 10.9

TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT - STOCK OPTIONS (CT TEAM MEMBERS)

Team Member:	Participant Name
Award:	Option to Purchase Quantity Granted Shares
Grant Date:	Grant Date
Exercise Price:	$ Grant Price
Term:	Earlier of (i) ten (10) years; or (ii) dates set forth in Section 3
Type of Option:	Non-Qualified
Vesting Schedule:

Vesting Date	Percent of Award Vested
11-30-2016 11-30-2017 11-30-2018	33 1/3% 33 1/3% 33 1/3%

Exhibit 10.9

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, (“Tyson”) to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Award Agreement.

1.
Terms and Conditions. The Award is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Stock Options Incentive Award Agreement (the “Award Agreement”) shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.	Vesting.

2.1.
Vesting Schedule and Forfeiture. The Award which becomes vested pursuant to the Vesting Schedule shall be considered as fully earned and exercisable by you, subject to the further provisions of this Section 2. Any Awards which do not become vested in accordance with the Vesting Schedule as of your Termination of Employment with Tyson and/or its affiliates or the provisions of this Section 2 will be forfeited back to Tyson.

2.2.
Death, Disability or Retirement. In the event your employment with Tyson is terminated due to death, Disability or, subject to your timely execution and non-revocation of a Release, Retirement, you will be fully vested in your Award. For purposes of this Award Agreement, “Retirement” shall mean your voluntary Termination of Employment without Cause from Tyson and/or its affiliates on or after the later of the first anniversary of the Grant Date or the date you attain age 62.

2.3.
Termination by Tyson without Cause or by you for Good Reason. In the event that your employment is terminated by Tyson for reasons other than death, Disability, Retirement, or Cause, or by you for Good Reason, and subject to your timely execution and non-revocation of a Release, you will become fully vested in your Award.

2.4.
Change in Control. Upon a Change in Control, all unvested options shall become fully vested on the earlier of: (i) the date you are involuntarily terminated without Cause (as defined in your Employment Agreement) or (ii) sixty (60) days after the Change in Control. For purposes of this Award Agreement, the term “Change in Control” shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Company or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

2.5.	Definitions. For purposes of this Award Agreement, “Cause,” “Disability,” “Good Reason” and “Release” shall have the same meanings as set forth in your Employment Agreement.

3.
Time of Exercise of Award. Your Award will be exercisable upon the Vesting Dates set forth in Section 2. In the event of your Termination of Employment, your vested options shall no longer remain exercisable, except as follows:

3.1.
Termination of Employment. Except as provided in Section 3.2, in the event of your Termination of Employment, your vested Award will remain exercisable for a period of three months from the Termination of Employment, but not longer than 10 years from the Grant Date.

Exhibit 10.9

3.2.
Death, Disability, Retirement or Termination by Tyson without Cause or by you for Good Reason. In the event your Termination of Employment is due to death, Disability, Retirement, termination by Tyson without Cause or by you for Good Reason, your vested Award will remain exercisable by you, or your Beneficiary in the case of your death, for a period of 12 months, but not longer than 10 years from the Grant Date.

4.	Manner of Exercise of Award. Your Award may be exercised through any of the following methods as provided under the Plan:

4.1.	Cash of not less than the product of the Exercise Price multiplied by the number of shares to be purchased on exercise, plus the amount of any required tax withholding;

4.2.
Delivery to Tyson of the number of shares owned at least six (6) months at the time of exercise having a fair market value of not less than the product of the Exercise Price multiplied by the number of shares to be purchased on exercise, plus the amount of any required tax withholding;

4.3.	Cashless exercise through a broker designated by Tyson, which shall account for, and include, any required tax withholding but not to exceed the required minimum statutory withholding;

4.4.
Withholding of the number of shares having a fair market value of not less than the product of the Exercise Price multiplied by the number of shares to be purchased on exercise, plus the amount of any required tax withholding but not to exceed the required minimum statutory withholding; or

4.5.
Unless your Award is no longer exercisable under the terms of Section 3 above, by accepting the terms herein you consent to have the options automatically exercise, using any of the above methods at Tyson’s sole discretion, either at the end of the period defined in Section 3.1 or Section 3.2, as applicable, or on the 10th anniversary of the Grant Date (or, if the 10th anniversary of the Grant Date is not a business day, the business day immediately preceding the 10th anniversary of the Grant Date), if the price per share of Tyson stock at the time of exercise is greater than the Exercise Price.

5.
Withholding Taxes. By executing this Award Agreement and accepting this Award, you acknowledge and agree that you are responsible for all applicable income and other taxes from any Award, including federal, FICA, state and local taxes applicable in your country of residence or employment. Tyson shall withhold taxes by any manner acceptable under the terms of the Plan, but not to exceed the required minimum statutory withholding.

6.
Beneficiary Designation. In accordance with the terms of the Plan, you may name a Beneficiary who may exercise your Award under this Award Agreement in case of your death before you receive any or all of your Award. Each Beneficiary designation shall revoke all prior designations, shall be in a form prescribed by the Committee, and shall be effective only when filed in writing with the Committee during your lifetime.

7.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding.

8.
Severability. In the event that any one or more of the provisions or portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

Exhibit 10.9

9.
Entire Agreement. Subject to the terms and conditions of the Plan, and the applicable provisions of the Employment Agreement, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

10.
Restrictions on Transfer of Award. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

11.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

12.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

13.
No Vested Right in Future Awards. You acknowledge and agree by executing this Award Agreement that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Agreement does not lead to a vested right to further Awards in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

14.
No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any Award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason in accordance with the terms of your Employment Agreement.

15.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof.

16.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

* * *

TYSON FOODS, INC. By: /s/ Donnie Smith
Title: President and CEO

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